                                                                    EXHIBIT 4.13





                        SUPERCONDUCTOR TECHNOLOGIES INC.

                                 460 WARD DRIVE

                                     SUITE F

                         SANTA BARBARA, CALIFORNIA 93111

                   SERIES C PREFERRED STOCK PURCHASE AGREEMENT



                                  MARCH 5, 1999

                                TABLE OF CONTENTS

                                                                               Page
Section 1 Authorization and Sale of Preferred Stock; Issuance of Warrants.........1

        1.1    Authorization......................................................1
        1.2    Sale of Shares; Issuance of Warrants...............................1

Section 2 Closing Dates; Delivery.................................................1

        2.1    Closing............................................................1
        2.2    Delivery...........................................................1

Section 3 Representations and Warranties of the Company...........................2

        3.1    Organization and Standing; Certificate and Bylaws..................2
        3.2    Corporate Power....................................................2
        3.3    Subsidiaries.......................................................2
        3.4    Capitalization.....................................................2
        3.5    Authorization......................................................3
        3.6    Financial Statements...............................................4
        3.7    Changes............................................................4
        3.8    Material Obligations...............................................4
        3.9    Material Contracts and Commitments.................................5
        3.10   Intellectual Property, Trademarks, etc.............................5
        3.11   Title to Properties and Assets; Liens, etc.........................5
        3.12   Compliance with Other Instruments, None Burdensome, etc............5
        3.13   Litigation, etc....................................................5
        3.14   Registration Rights................................................5
        3.15   Governmental Consent, etc..........................................6
        3.16   Offering...........................................................6
        3.17   Brokers or Finders.................................................6
        3.18   Tax Returns and Payments...........................................6
        3.19   Employee Matters...................................................6
        3.20   Disclosure.........................................................6

Section 4 Representations and Warranties of the Purchaser.........................7

        4.1    Experience; Speculative Nature of Investment.......................7
        4.2    Investment.........................................................7
        4.3    Rule 144...........................................................7
        4.4    No Public Market...................................................7
        4.5    Access to Data.....................................................7
        4.6    Authorization......................................................8
        4.7    Brokers or Finders.................................................8
        4.8    Tax Liability......................................................8

Section 5 Conditions to Purchaser's Obligations to Close..........................8



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
                                TABLE OF CONTENTS
                                  (CONTINUED)



                                                                               Page
        5.1    Representations and Warranties Correct.............................8
        5.2    Covenants..........................................................8
        5.3    Blue Sky...........................................................8
        5.4    Certificate of Designation.........................................9
        5.5    Rights Agreement...................................................9
        5.6    Compliance Certificate.............................................9
        5.7    Compliance with Law................................................9
        5.8    Opinion of Company's Counsel.......................................9

Section 6 Conditions to Company's Obligations to Close............................9

        6.1    Representations....................................................9
        6.2    Covenants..........................................................9
        6.3    Blue Sky...........................................................9
        6.4    Certificate of Designation.........................................9
        6.5    Rights Agreement...................................................9
        6.6    Compliance with Law................................................9
        6.7    Surrender of Promissory Notes.....................................10

Section 7 Covenants..............................................................10

        7.1    Board of Directors................................................10
        7.2    Stockholder Approval..............................................10

Section 8 Confidential Information...............................................10

        8.1    Confidential Business Information.................................10

Section 9 Miscellaneous..........................................................11

        9.1    Governing Law.....................................................11
        9.2    Survival..........................................................11
        9.3    Successors and Assigns............................................11
        9.4    Entire Agreement; Amendment.......................................11
        9.5    Notices, etc......................................................11
        9.6    Delays or Omissions...............................................12
        9.7    California Corporate Securities Law...............................12
        9.8    Counterparts......................................................12
        9.9    Severability......................................................12
        9.10   Titles and Subtitles..............................................12
        9.11   Expenses..........................................................13

                                    EXHIBITS

                A      Certificate of Designation

                B      Warrant

                C      Second Amended and Restated Stockholder Rights Agreement

                D      Compliance Certificate

                E      Opinion of Counsel

                        SUPERCONDUCTOR TECHNOLOGIES, INC.

                   SERIES C PREFERRED STOCK PURCHASE AGREEMENT

        THIS SERIES C PREFERRED STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made as of March 5, 1999 by and among Superconductor Technologies Inc., a Delaware corporation (the "COMPANY"), and Wilmington Securities, Inc. (the "PURCHASER").

                                   SECTION 1

         AUTHORIZATION AND SALE OF PREFERRED STOCK; ISSUANCE OF WARRANTS

        1.1 Authorization. The Company will, prior to the Closing (as defined below), authorize the sale and issuance of (i) 41,667 shares (the "SHARES") of the Company's Series C Preferred Stock ("SERIES C PREFERRED"), having the rights, privileges and preferences as set forth in the Series C Preferred Stock Certificate of Designation (the "CERTIFICATE") in the form attached to this Agreement as EXHIBIT A and (ii) the Warrants (as defined below) to purchase up to 120,000 shares of the Common Stock (as defined below) at a price of $4.50 per share.

        1.2 SALE OF SHARES; ISSUANCE OF WARRANTS. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase and the Company agrees to sell and issue to the Purchaser:

               (a) 41,667 Shares, at a cash price of $72.00 per share; and

               (b) a warrant or warrants in the form attached to this Agreement as EXHIBIT B (the "WARRANTS") which shall permit the Purchaser to initially purchase 120,000 shares of Company Common Stock, at an exercise price of $4.50 per share.

                                   SECTION 2

                             CLOSING DATES; DELIVERY

        2.1 CLOSING. The closing (the "Closing") for the purchase and sale of the Shares and the issuance of the Warrants hereunder shall take place on March 5, 1999. The Closing shall be held at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, or at such other time and place upon which the Company and the Purchaser shall agree.

        2.2 DELIVERY. At the Closing, the Company will deliver to the Purchaser a certificate registered in the Purchaser's name representing the number of Shares that the Purchaser is purchasing against payment of $3,000,000 (the "Purchase Price") by cashier's or certified check payable to the Company or wire transfer of immediately available funds per the Company's instructions. Partial payment of the Purchase Price shall be made by surrender of the Demand Promissory Notes issued by the Company to the Purchaser dated February 17, 1999 and February

25, 1999 (the "Promissory Notes"). At the Closing, the Company will deliver to the Purchaser a Warrant evidencing the right to purchase 120,000 shares of Company Common Stock in the form attached as Exhibit B.

                                   SECTION 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth on Schedule of Exceptions provided to the Purchaser, the Company represents and warrants to the Purchaser as of the date of this Agreement as follows:

        3.1 ORGANIZATION AND STANDING; CERTIFICATE AND BYLAWS. The Company is a corporation duly organized and existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business. The Company is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Company's business, operating results or financial condition (a "Material Adverse Effect").

        3.2 CORPORATE POWER. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement and that certain Second Amended and Restated Stockholder Rights Agreement substantially in the form attached hereto as Exhibit C (the "Rights Agreement"), to sell and issue the Warrants and Shares hereunder, to issue the shares of the common stock of the Company (the "Common Stock") issuable upon conversion of the Shares, to issue the Common Stock issuable on exercise of the Warrants and to carry out and perform its obligations under the terms of this Agreement and the Rights Agreement (together the "Agreements").

        3.3 SUBSIDIARIES. Except for Cryo-Asia Pte Ltd., a joint venture with Alantac in Singapore, the Company has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

        3.4 CAPITALIZATION. (a) The authorized capital stock of the Company consists or will, upon the filing prior to the Closing of the Certificate, consist of (i) 30,000,000 shares of Common Stock, par value $0.001 per share, of which 7,724,841 shares are issued and outstanding as of March 5, 1999, and (ii) 2,000,000 shares of Preferred Stock, of which (1) 645,833 shares have been designated "Series A Preferred," none of which are issued and outstanding, (2) 125,000 shares have been designated "Series A-1 Preferred," none of which are issued and outstanding, (3) 64,584 shares have been designated "Series A-2 Preferred," all of which are issued and outstanding, (4) 12,500 shares have been designated "Series A-3 Preferred," all of which are issued and outstanding, (5) 1,000,000 shares have been designated "Series B Preferred", none of which are issued and outstanding, (6) 50,000 shares have been designated "Series B-1 Preferred", all of which are issued and outstanding, and (7) 41,667 shares have been designated "Series C Preferred," none of which were issued and outstanding prior to the Closing. The Company by action of its Board of Directors will eliminate the series of Preferred Stock designated "Series A Preferred Stock," "Series A-1 Preferred Stock," and "Series B Preferred Stock" and all shares of Preferred Stock so designated shall revert to authorized and undesignated shares of Company Preferred Stock. The outstanding shares have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable.

               (b) As of the date of the Closing, the Company has reserved (i) 41,667 shares of Series C Preferred Stock for issuance hereunder, (ii) 3,375,020 shares of Common Stock for issuance upon conversion of all shares of Company Preferred Stock to be issued and outstanding following the Closing, consisting of (1) 1,291,680 shares for issuance upon conversion of Series A-2 Preferred Stock, (2) 250,000 shares for issuance upon conversion of Series A-3 Preferred Stock, (3) 1,000,000 shares for issuance upon conversion of Series B-1 Preferred Stock, and (4) 833,340 shares for issuance upon conversion of Series C Preferred Stock, (iii) 166,667 shares of Common Stock for issuance upon exercise of warrants issued in connection with the Series A Preferred Stock financings, (iv) 120,000 shares of Common Stock for issuance upon exercise of the Warrants issued in connection with the Series B Preferred Stock financing, (v) 120,000 shares of Common Stock for issuance upon exercise of the Warrants, (vi) 75,000 shares of Common Stock for issuance upon exercise of Warrants issued in connection with the Exchange Agreement (the "EXCHANGE AGREEMENT") entered into between the Company and holders of Company Preferred Stock as of February 26, 1999, (vii) 1,969,690 shares of its Common Stock for issuance to employees, consultants or directors pursuant to its 1992 Director Option Plan, 1992 Stock Option Plan, Amended and Restated 1988 Stock Option Plan and 1998 Nonstatutory Option Plan, of which options to purchase 1,868,248 shares are issued and outstanding and
(viii) a total of 150,000 shares of Common Stock for issuance upon exercise of certain outstanding warrants as identified in the Schedule of Exceptions.

               (c) The Common Stock, the Series A-2, Series A-3, Series B-1 and Series C Preferred shall have the rights, preferences, privileges and restrictions set forth in the Company's Amended and Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION"), a copy of which was provided to the Purchaser in connection with the Company's Series B Preferred Stock financing, the Certificate and the Certificates of Designations filed in connection with the Exchange Agreement. Except as set forth above, and in the Schedule of Exceptions, there are no options, warrants, or other rights to purchase any of the Company's authorized and unissued capital stock.

        3.5 AUTHORIZATION. All corporate action on the part of the Company and its directors necessary for the authorization, execution, delivery and performance of the Agreements by the Company, the authorization, sale, issuance and delivery of the Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants, and the performance of all of the Company's obligations under the Agreements has been taken or will be taken prior to the Closing. The Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, except that the indemnification provisions of Section 1.10 of the Rights Agreement may further be limited by principles of public policy. The Warrants and Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, will be fully paid and nonassessable, and will have the rights, preferences and privileges described in the certificate representing the Warrants and the Certificate; the Common Stock issuable upon conversion of the Shares and upon exercise of the

Warrants has been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Certificate of Incorporation of the Company, the Certificate and the certificate representing the Warrants will be validly issued, and will be fully paid and nonassessable; and the Shares and the Common Stock issued upon conversion of the Shares and upon exercise of the Warrants, will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Purchaser; provided, however, that the Shares, and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants, are subject to restrictions on transfer under state and/or federal securities laws as set forth herein and in the Rights Agreement.

        3.6 FINANCIAL STATEMENTS. The Company has delivered to the Purchaser copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 28, 1998, June 27, 1998, and September 26, 1998 (the "Reports"). The financial statements included within the Reports are complete and correct in all material respects and accurately set out and describe the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject only, in the case of financial statements included in the Quarterly Reports, to footnotes and normal year-end adjustments.

        3.7 CHANGES. Since the date of the Company's last Quarterly Report on Form 10-Q, there has not been:

               (a) Any change in the assets, liabilities, financial condition, or operations of the Company except changes in the ordinary course of business which have not been in any case materially adverse;

               (b) Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of the Company;

               (c) Any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

               (d) Any loans made by the Company to its employees, officers or directors other than travel advances made in the ordinary course of business;

               (e) Any declaration or payment of any dividend or other distribution by the Company; or

               (f) To the best of the Company's knowledge, any other event or condition of any character which has materially and adversely affected the business operations, assets or financial condition of the Company.

        3.8 MATERIAL OBLIGATIONS. The Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except
(i) the liabilities and obligations set forth in the Reports, and (ii) liabilities and obligations which have been incurred subsequent to September 26, 1998, in the ordinary course of business which have not been, either in any case or in the aggregate, material.

        3.9 MATERIAL CONTRACTS AND COMMITMENTS. To the best of the Company's knowledge, all of the contracts, agreements and instruments to which the Company is a party and which are set forth or incorporated by reference in the Reports (the "Material Agreements") are valid, binding and in full force and effect in all material respects, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        3.10 INTELLECTUAL PROPERTY, TRADEMARKS, ETC. The Company has the right to use, free and clear of all liens, charges, claims and restrictions, all intellectual property, patents, trademarks, service marks, trade names, copyrights, licenses and rights necessary to the business of the Company as presently conducted, except to the extent that a Material Adverse Effect could not reasonably be expected to result. To the Company's knowledge, the Company is not infringing upon or otherwise acting adversely to the right or claimed right of any other person under or with respect to any such intellectual property, patents, trademarks, service marks, trade names, copyrights, licenses or rights.

        3.11 TITLE TO PROPERTIES AND ASSETS; LIENS, ETC. The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business.

        3.12 COMPLIANCE WITH OTHER INSTRUMENTS, NONE BURDENSOME, ETC. The Company is not in violation of any term of the Certificate of Incorporation or Bylaws, each as amended to date, or in any material respect of any term or provision of any Material Agreement, judgment, decree, order, statute, rule or regulation applicable to the Company in any respect that could reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement, and the issuance of the Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants, have not resulted and will not result in any material violation of, or conflict with, or constitute a material default under, the Certificate of Incorporation or Bylaws, as amended, nor any of the Material Agreements, nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

        3.13 LITIGATION, ETC. There are no actions, suits, proceedings or investigations pending against the Company or its properties before any court or governmental agency (nor, to the best of the Company's knowledge, is there any reasonable basis therefor or threat thereof) which, if adversely determined, would have a Material Adverse Effect. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

        3.14 REGISTRATION RIGHTS. Except as set forth in the Rights Agreement attached hereto as Exhibit C, and the Amended and Restated Registration Rights Agreement entered into between the Company and the holders of Company Series B-1 Preferred Stock, the Company is not under any contractual obligation to register (as defined in Section 1.2 of the Rights Agreement) any of its presently outstanding securities or any of its securities which may hereafter be issued.

        3.15 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreements, or the offer, sale or issuance of the Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants, or the consummation of any other transaction contemplated hereby or thereby, except (a) filing of the Certificate in the office of the Delaware Secretary of State, and (b) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer, sale and issuance of the Warrants and Shares (and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants) under the California Corporate Securities Law of 1968, as amended, and other applicable Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.


        3.16 OFFERING. Subject to the accuracy of the Purchaser's representations in Section 4 hereof, the offer, sale and issuance of the Warrants and Shares to be issued in conformity with the terms of this Agreement, and the issuance of the Common Stock to be issued upon conversion of the Shares and upon exercise of the Warrants, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act").


        3.17 BROKERS OR FINDERS. Except as disclosed in the Disclosure Schedule, the Company has not engaged any brokers, finders or agents, and the Purchaser has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreements.


        3.18 TAX RETURNS AND PAYMENTS. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company's knowledge all other taxes due and payable by the Company on or before the date hereof have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.


        3.19 EMPLOYEE MATTERS. The Company does not have any collective bargaining agreements with any of its employees and no labor union organizing activity is pending or threatened with respect to the Company.


        3.20 DISCLOSURE. To the best of the Company's knowledge, this Agreement (including the Exhibits hereto) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made.

                                   SECTION 4

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser hereby represents and warrants to the Company with respect to the purchase of Shares by and the issuance of the Warrants to such Purchaser, as follows:

        4.1 EXPERIENCE; SPECULATIVE NATURE OF INVESTMENT. The Purchaser (or its principals or advisors) has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. The Purchaser acknowledges that its investment in the Company is highly speculative and entails a substantial degree of risk and the Purchaser is in a position to lose the entire amount of such investment.

        4.2 INVESTMENT. The Purchaser is acquiring the Warrants, Shares and the underlying Common Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. The Purchaser understands that the Warrants and Series C Preferred to be purchased hereby and the underlying Common Stock have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission.

        4.3 RULE 144. The Purchaser acknowledges that the Warrants, Shares and the underlying Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations. The Purchaser understands that the certificates evidencing the Warrants and Shares will be imprinted with a legend that prohibits the transfer of such securities unless they are registered or such registration is not required.

        4.4 NO PUBLIC MARKET. The Purchaser understands that no public market now exists for the Warrants and the Series C Preferred to be issued by the Company and that the Company has made no assurances that a public market will ever exist for the Warrants and the Series C Preferred.

        4.5 ACCESS TO DATA. The Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with its management. The Purchaser has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction. The Purchaser understands that such discussions, as well as any written information issued by the Company, were intended to describe certain aspects of the Company's business and prospects but were not a thorough or exhaustive description.

        4.6 AUTHORIZATION. The Agreements, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as the indemnification provisions of Section 1.10 of the Rights Agreement may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        4.7 BROKERS OR FINDERS. The Purchaser has not engaged any brokers, finders or agents, and the Company has not, and will not, incur, directly or indirectly, as a result of any action taken by Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreements. In the event that the preceding sentence is in any way inaccurate, such Purchaser agrees to indemnify and hold harmless the Company and each other Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability) for which the Company, any other Purchaser, or any of their officers, directors, employees or representatives, is responsible.

        4.8 TAX LIABILITY. The Purchaser has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreements. With respect to such matters, the Purchaser relies solely on such advisors and not on any statements or representations of the Company or any of its agents other than the representations and warranties set forth herein. The Purchaser understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreements.


                                   SECTION 5

                 CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE

        The Purchaser's obligations to purchase the Shares at the Closing are, unless waived by the Purchaser, subject to the fulfillment of the following conditions:

        5.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Closing Date.

        5.2 COVENANTS. All covenants, agreements and conditions contained in the Agreements to be performed by the Company on or prior to the Closing shall have been performed or complied with in all material respects.

        5.3 BLUE SKY. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the issuance of the Warrants, offer and sale of the Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants.

        5.4 CERTIFICATE OF DESIGNATION. The Certificate shall have been duly authorized, executed and filed with the Secretary of State of the State of Delaware.

        5.5 RIGHTS AGREEMENT. The Company and the Purchaser shall have executed and delivered the Rights Agreement.

        5.6 COMPLIANCE CERTIFICATE. The Chief Executive Officer of the Company shall have executed a Compliance Certificate, in the form of Exhibit D hereto, certifying the satisfaction of the conditions to closing listed in Sections 5.1 and 5.2 hereof.

        5.7 COMPLIANCE WITH LAW. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the sale and issuance of the Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants and the consummation of the transactions contemplated hereby.

        5.8 OPINION OF COMPANY'S COUNSEL. Purchaser shall have received from Wilson Sonsini Goodrich & Rosati, counsel to the Company, an opinion addressed to the Purchaser, dated the Closing Date and in substantially the form attached as Exhibit E.

                                   SECTION 6

                  CONDITIONS TO COMPANY'S OBLIGATIONS TO CLOSE

        The Company's obligation to sell and issue the Shares at the Closing is, unless waived by the Company, subject to the fulfillment of the following conditions:

        6.1 REPRESENTATIONS. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct as of the Closing Date.

        6.2 COVENANTS. All covenants, agreements and conditions contained in the Agreements to be performed by Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

        6.3 BLUE SKY. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the issuance of the Warrants, offer and sale of the Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants.

        6.4 CERTIFICATE OF DESIGNATION. The Certificate shall have been duly authorized, executed and filed with the Secretary of State of the State of Delaware.

        6.5 RIGHTS AGREEMENT. The Company and the Purchaser shall have executed and delivered the Rights Agreement.

        6.6 COMPLIANCE WITH LAW. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the sale and issuance of the Warrants, Shares and the Common Stock issuable upon conversion of the Shares and upon exercise of the Warrants and the consummation of the transactions contemplated hereby.

        6.7 SURRENDER OF PROMISSORY NOTES. The Purchaser shall surrender the Promissory Notes upon its terms as partial payment of the Purchase Price.

                                   SECTION 7

                                    COVENANTS

        7.1 BOARD OF DIRECTORS. The Company agrees that, provided that the Company has received Stockholder Approval (as defined in Section 6(h) of the Certificate), at the first meeting of the Company's Board of Directors following the 1999 Annual Meeting of Stockholders, the Board of Directors shall expand its size by two directors and appoint Joseph C. Manzinger and Richard M. Johnston (or such other designees of the Purchaser who shall be reasonably acceptable to the Company) (the "PURCHASER DESIGNEES") to fill the vacancies created by such expansion. The Company further agrees, provided the Company has received Stockholder Approval and provided that the Purchaser then holds at least 33,750 shares of Preferred Stock of the Company, that the Company shall, subject to applicable law, use its reasonable best efforts to obtain the election of the Purchaser Designees at the next Annual Stockholder Meeting of the Company to serve until such person's successor has been duly appointed. In connection with their service on the Company's Board of Directors, the Purchaser Designees shall be subject to and comply with the confidentiality provisions of the Purchaser under Section 8 of this Agreement. The Purchaser Designees shall also be subject to the same general conflicts-of-interest rules applicable to all other members of the Board of Directors and under such rules their access to information and participation in discussions may be reasonably restricted where a majority of non-interested directors deem a conflict or potential conflict to exist. At any time the Purchaser is no longer entitled to Board representation pursuant to this Section 7.1, then at the request of the Company, the Purchaser Designees shall immediately resign and shall immediately cease attending any meetings of the Board of Directors.

        7.2 STOCKHOLDER APPROVAL. The Company shall use its best efforts to obtain Stockholder Approval (as defined Section 6(h) of the Certificate) and to obtain approval by the Company's stockholders of the obligations of the Company under Section 7.1 of this Agreement at the Company's 1999 Annual Meeting of Stockholders to be held on or before June 2, 1999.

                                   SECTION 8

                            CONFIDENTIAL INFORMATION

        8.1 CONFIDENTIAL BUSINESS INFORMATION. The Purchaser covenants and agrees that it shall maintain the confidentiality of all non-public information related to the business of the Company made available to it and/or any of its representatives by the Company ("Confidential Business Information") and shall not utilize any Confidential Business Information in connection with purchases or sales of the Company's securities except in compliance with applicable state and federal anti-fraud statutes. The Purchaser further covenants and agrees that it shall not disclose any Confidential Business Information to any person or entity without the prior written consent of the Company. The term "Purchaser" as used in this Section 8.1 includes all partners, officers, directors, affiliates, employees, attorneys, accountants and other agents and representatives of the Purchaser. Notwithstanding the above, Confidential Business Information shall not include (i) information known to the public generally, (ii) information known to the Purchaser from an independent source prior to the receipt of such information from the Company and (iii) information required to be disclosed by the Purchaser by court order or otherwise required by law, provided, however, that in the event of a required disclosure pursuant to this clause (iii), the Purchaser shall give the Company prompt written notice of any such requirement so that the Company may seek a protective order or other appropriate remedy. The Purchaser agrees that violation of this Section 8.1 would cause immediate and irreparable damage to the business of the Company, and consent to the entry of immediate and permanent injunctive relief for any violation hereof.

                                   SECTION 9

                                  MISCELLANEOUS

        9.1 GOVERNING LAW. This Agreement shall be governed in all respects by the internal laws of the State of Delaware.

        9.2 SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Purchaser and the closing of the transactions contemplated hereby.

        9.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided, however, that the rights of the Purchaser to purchase the Shares and obtain the Warrants on such purchase shall not be assignable without the prior written consent of the Company.

        9.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other documents delivered pursuant hereto at each Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that the Purchaser may, with the Company's prior written consent, waive, modify, or amend any provision hereof.

        9.5 NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to the Purchaser, at such Purchaser's address, on the signature page of the Agreement, or at such other address as the Purchaser shall have furnished to the Company in writing, or (b) if to any other holder of any Shares, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Shares who has so furnished an address to the Company, or (c) if to the Company, one copy should be sent to its address set forth on the cover page of this Agreement and addressed to the attention of the Chief Executive Officer, or at such other address as the Company shall have furnished to the Purchaser.

        Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

        9.6 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

        9.7 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

        9.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

        9.9 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

        9.10 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

        9.11 EXPENSES. The Company and the Purchaser shall each bear their own fees, costs and expenses incurred on their behalf with respect to the agreement and the transactions contemplated hereby and any amendments or waiver thereto.



                            [Signature Page Follows]

        The foregoing Agreement is hereby executed as of the date first above written.


                                        "COMPANY"

                                        SUPERCONDUCTOR TECHNOLOGIES INC.

                                        a Delaware corporation

                                        By:  /s/ Peter Thomas
                                             -----------------------------------
                                        Name:  Peter Thomas
                                        Title:  Chief Executive Officer


                                        "PURCHASER"

                                        WILMINGTON SECURITIES, INC.

                                        By:  /s/ Andrew H. McQuarrie
                                             -----------------------------------
                                        Name:  Andrew H. McQuarrie
                                        Title:  Vice President

                                         Wilmington Securities, Inc.
                                         824 Market Street, Suite 900
                                         Wilmington, DE  19801
                                         Attn:  Andrew H. McQuarrie




                     [SIGNATURE PAGE TO PURCHASE AGREEMENT]